Exhibit 99.1
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On July 12, 2022 (the “Purchase Date”), Bioventus LLC (“LLC”), a subsidiary of Bioventus Inc. (together with its subsidiaries, the “Company” or "Bioventus") completed the acquisition of 100% of the remaining shares of CartiHeal (2009) Ltd. (“CartiHeal”), pursuant to the Option and Equity Purchase Agreement, dated July 15, 2020, as amended by an Amendment to the Option and Equity Agreement dated June 17, 2022 (jointly, the “Option Agreement”). CartiHeal is headquartered in Israel and is the developer of the proprietary Agili-C implant for the treatment of joint surface lesions in traumatic and osteoarthritic joints. The Company consolidated CartiHeal on July 12, 2022 and reported the acquisition in its Quarterly Report on Form 10-Q filed by the Company with the Securities and Exchange Commission on November 21, 2022.
The Company purchased CartiHeal (the “CartiHeal Acquisition”) for an aggregate purchase price of approximately $315.0 million and an additional $135.0 million payable after closing upon the achievement of certain sales milestones. The Company paid $100.0 million of the aggregate purchase price on the Purchase Date consisting of cash on hand and proceeds from a financing arrangement. The Company also paid transaction-related fees and expenses of approximately $8.6 million and deferred $215.0 million of the aggregate purchase price otherwise due at closing until the earlier of the achievement of certain milestones or the occurrence of certain installment payment dates. Prior to the CartiHeal Acquisition, the Company held a 10.03% equity ownership of CartiHeal’s fully diluted shares. This investment was accounted for based on the equity method of accounting. Net losses from equity method investments were historically included in other expense on the consolidated statement of operations and comprehensive income and were not material.
The first milestone under the Option Agreement occurred on February 13, 2023, triggering an obligation of Bioventus to make the first $50.0 million payment, plus applicable interest, under the Option Agreement.
On February 27, 2023, the Company reached a settlement (the “Settlement Agreement”) with Elron Ventures Ltd. (“Elron” and together with the Company, the “Parties”) as representative of CartiHeal’s selling securityholders under the Option Agreement (collectively, the “Former Securityholders”). Pursuant to the Settlement Agreement, Elron, on behalf of the Former Securityholders, has agreed to forbear from initiating any legal action or proceedings relating to non-payment of any obligations arising under the Option Agreement during a period of 30 calendar days (the “Interim Period”) in exchange for (i) a one-time non-refundable amount of $10.0 million and (ii) a one-time non-refundable payment of $0.2 million to Elron to be used in accordance with the expense fund provisions of the Option Agreement. The Company may also extend the 30 day period by up to two additional subsequent periods of 15 days each for additional consideration of $5.0 million for each period. In addition, the Parties mutually released any further claims under the Option Agreement and related transaction documents, including without limitation a release by the Former Securityholders of any rights to enforce the provisions of the Option Agreement or make further monetary claims against the Company and/or its respective affiliates and representatives.
Upon execution of the Settlement Agreement, the Company transferred 100% of its shares in CartiHeal to a trustee (the “Trustee”) for the benefit of the Former Securityholders. This transfer is irrevocable, unless and until the Former Securityholders receive the entire amount of the aggregate purchase price and corresponding milestones and any interest to be accrued thereon in accordance with the provisions of the Option Agreement prior to the expiration of the Interim Period.
The Company and Elron, on behalf of the Former Securityholders, agreed that CartiHeal shall operate in the ordinary course of its business during the Interim Period. To that end, among other things, (i) Bioventus ensured, as of the date of the Settlement Agreement, that CartiHeal had at least $2.0 million in available cash in CartiHeal-owned accounts, (ii) Elron shall appoint the board members of CartiHeal; and (iii) the Parties agreed to certain covenants to maintain ordinary course operations during the Interim Period. Bioventus has no ownership interest and no voting rights during the Interim Period.
The Company concluded that upon execution of the Settlement Agreement, the Company ceased to control CartiHeal for accounting purposes, and therefore, has deconsolidated CartiHeal (the “Deconsolidation”, or “Disposal”) effective February 27, 2023. The Company also concluded that this disposal will be treated as a discontinued operation. The loss upon disposal of $88.5 million will be recorded within loss from discontinued operations.
On October 29, 2021, the Company acquired 100% of the capital stock of Misonix, Inc. (“Misonix”) in a cash-and-stock transaction (the “Misonix Acquisition”) totaling $525.3 million. Misonix manufactures minimally invasive surgical ultrasonic medical devices used for precise bone sculpting, removal of soft and hard tumors and tissue debridement, primarily in the areas of neurosurgery, orthopedic surgery, plastic surgery, wound care and maxillo-facial surgery. Misonix also exclusively distributes skin allografts and wound care products used to support healing of wounds. Misonix became a wholly-owned subsidiary of the Company upon acquisition; therefore, the Misonix financial information was fully consolidated into the Company’s audited financial statements as of and for the year-ended December 31, 2021.

The following unaudited pro forma condensed combined financial information has been prepared to illustrate the estimated effects of the CartiHeal Deconsolidation, the Misonix Acquisition, and the financing transaction required to complete the original CartiHeal Acquisition (together, the “Pro Forma Transactions”). The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2021 combines the historical results of the Company and Misonix, giving effect to the Pro Forma Transactions as if they occurred on January 1, 2021. The unaudited pro forma condensed combined statements of operations for the nine months ended October 1, 2022 gives effect to the Pro Forma Transactions as if they occurred on January 1, 2021. The unaudited pro forma condensed combined balance sheet includes the historical unaudited condensed consolidated balance sheet of the Company as of October 1, 2022, giving effect to the Pro Forma Transactions as if they occurred on October 1, 2022. While the CartiHeal Deconsolidation will be accounted for as a discontinued operation, the pro forma effect of the CartiHeal Deconsolidation to the statements of operations for the fiscal year ended December 31, 2020 and 2019 is not material. Therefore, these periods are not presented herein.
The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information is based on, and should be read in conjunction with the historical audited consolidated financial statements of the Company as of and for the year ended December 31, 2021, as well as the Company’s unaudited consolidated condensed financial statements as of and for the nine months ended October 1, 2022. The unaudited pro forma condensed combined financial statements for the fiscal year ended December 31, 2021 should also be read in conjunction with Misonix’s annual report on Form 10-K for the fiscal year ended June 30, 2021 previously incorporated by reference into the joint proxy statement/prospectus filed by Bioventus on Form S-4 on September 22, 2021, and Misonix’s historical financial information for the period January 1, 2021 through October 29, 2021 previously provided in the unaudited pro forma condensed combined financial information of the Company as of and for the six months ended July 2, 2022 and for the year ended December 31, 2021 previously furnished on Form 8-K/A on September 27, 2022.
The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of the consolidated financial position or results of operations that would have been realized had the Pro Forma Transactions occurred as of the dates indicated, nor is it meant to be indicative of any future consolidated financial position or future results or operations that the Company will experience. The pro forma adjustments included in the accompanying unaudited pro forma condensed combined financial information are based on currently available data and assumptions that management of the Company believes are reasonable.

Unaudited pro forma condensed combined balance sheet
As of October 1, 2022
(Dollar amounts in thousands)

	Historical Bioventus	Deconsolidation of CartiHeal		Pro Forma
Assets		(Note 5)
Current assets:
Cash and cash equivalents	$34,359	$(13,049)	(a)	$21,310
Restricted cash	23	(23)		—
Accounts receivable, net	132,185	—		132,185
Inventory	76,952	(642)		76,310
Prepaid and other current assets	27,563	(153)		27,410
Total current assets	271,082	(13,867)		257,215

Property and equipment, net	26,643	(225)		26,418
Goodwill	15,359	(6,337)	(b)	9,022
Intangible assets, net	1,055,601	(405,052)		650,549
Operating lease assets	16,304	(663)		15,641
Investments and other assets	13,033	(14)		13,019
Total assets	$1,398,022	$(426,158)		$971,864

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$19,075	$(497)		$18,578
Accrued liabilities	116,890	(282)		116,608
Current portion of long-term debt	31,302	—		31,302
Current portion of deferred consideration	117,615	(117,615)	(c)	—
Other current liabilities	3,491	(178)		3,313
Total current liabilities	288,373	(118,572)		169,801

Long-term debt, less current portion	393,102	—		393,102
Deferred income taxes	159,300	(79,863)		79,437
Deferred consideration, less current portion	71,923	(71,923)	(c)	—
Contingent consideration	81,914	(64,765)	(d)	17,149
Other long-term liabilities	24,264	(2,557)		21,707
Total liabilities	1,018,876	(337,680)		681,196

Commitments and contingencies

Preferred stock
Class A common stock	64	—		64
Class B common stock	16	—		16
Additional paid-in capital	478,033	—		478,033
Accumulated deficit	(133,376)	(70,428)	(e)	(203,804)
Accumulated other comprehensive loss	(1,340)	—		(1,340)
Total stockholders’ equity attributable to Bioventus Inc.	343,397	(70,428)		272,969
Noncontrolling interest(1)	35,749	(18,050)		17,699
Total stockholders’ equity	379,146	(88,478)		290,668
Total liabilities and stockholders’ equity	$1,398,022	$(426,158)		$971,864
(1) Refer to Note 7. Noncontrolling interest adjustments for further details concerning the pro forma impact to noncontrolling interest.
See Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited pro forma condensed combined statement of operations
For the nine months ended October 1, 2022
(Dollar amounts in thousands, except share and per share data)

	Historical Bioventus	Deconsolidation of CartiHeal		Financing Transaction Accounting Adjustments	Pro Forma
		(Note 5)		(Note 6)
Net sales	$386,283	$—		$—	$386,283
Cost of sales (including depreciation and amortization)	129,392	—		—	129,392
Gross profit	256,891	—		—	256,891
Selling, general and administrative expense	254,938	(239)	(h)	—	254,699
Research and development expense	19,134	(1,226)	(h)	—	17,908
Restructuring costs	2,159	—		—	2,159
Change in fair value of contingent consideration	3,684	(2,864)	(h)	—	820
Depreciation and amortization	13,392	(5,187)	(h)	—	8,205
Impairment of goodwill	189,197				189,197
Operating (loss) income	(225,613)	9,516		—	(216,097)
Interest expense (income)	10,922	(6,138)	(k)	5,358	10,142
Other (income) expense	(22,350)	22,706	(i)	—	356
Other (income) expense	(11,428)	16,568		5,358	10,498
Loss before income taxes	(214,185)	(7,052)		(5,358)	(226,595)
Income tax benefit	(45,667)	(1,622)	(g)	(1,345)	(48,634)
Net loss	(168,518)	(5,430)		(4,013)	(177,961)
Loss attributable to noncontrolling interest(1)	41,744	1,108		819	43,671
Net loss attributable to stockholders	$(126,774)	$(4,322)		$(3,194)	$(134,290)

Net loss per share of Class A common stock, basic and diluted	$(2.07)			(Note 8)	$(2.19)
Weighted-average shares of Class A Common stock outstanding, basic and diluted	61,208,941			(Note 8)	61,208,941
(1) Refer to Note 7. Noncontrolling interest adjustments for further details concerning the pro forma impact to noncontrolling interest.
See Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited pro forma condensed combined statement of operations
For the year ended December 31, 2021
(Dollar amounts in thousands, except share and per share data)

	Historical Bioventus	Historical Misonix	Misonix Transaction Accounting Adjustments		Deconsolidation of CartiHeal		Financing Transaction Accounting Adjustments	Pro Forma
		(Note 9)	(Note 5)		(Note 5)		(Note 6)
Net sales	$430,898	$64,774	$—		$—		$—	$495,672
Cost of sales (including depreciation and amortization)	128,192	18,966	8,863	(f)	—		—	156,021
Gross profit	302,706	45,808	(8,863)		—		—	339,651
Selling, general and administrative expense	254,253	—	66,076	(f)	—		—	320,329
Selling expense	—	42,901	(42,901)	(f)	—		—	—
General and administrative expense	—	33,916	(33,916)	(f)	—		—	—
Research and development expense	19,039	4,665	(688)	(f)	—		—	23,016
Change in fair value of contingent consideration	829	—	—		—		—	829
Restructuring costs	2,487	—	—		—		—	2,487
Depreciation and amortization	8,363	—	3,316	(f)	—		—	11,679
Impairment of variable interest entity assets	5,674	—	—		—		—	5,674
Operating income (loss)	12,061	(35,674)	(750)		—		—	(24,363)
Interest expense	1,112	3,642	—		—		13,641	18,395
Other expense (income)	3,329	(226)	—		(1,868)	(j)	—	1,235
Other expense (income)	4,441	3,416	—		(1,868)		13,641	19,630
Income (loss) before income taxes	7,620	(39,090)	(750)		1,868		(13,641)	(43,993)
Income tax (benefit) expense	(1,966)	132	(188)	(g)	430	(g)	(3,424)	(5,016)
Net income (loss)	9,586	(39,222)	(562)		1,438		(10,217)	(38,977)
Loss (income) attributable to noncontrolling interest(1)	9,789	—	118		(302)		2,146	11,751
Net income (loss) attributable to stockholders	$19,375	$(39,222)	$(445)		$1,136		$(8,071)	$(27,226)

Net loss per share of Class A common stock, basic and diluted(2)	$(0.15)						(Note 8)	$(0.88)
Weighted-average shares of Class A Common stock outstanding, basic and diluted	45,472,483						(Note 8)	60,179,720
(1) Refer to Note 7. Noncontrolling interest adjustments for further details concerning the pro forma impact to noncontrolling interest.
(2) Per share information for the year ended December 31, 2021 represents loss per share of Class A common stock and weighted-average shares of Class A common stock outstanding from February 16, 2021 through December 31, 2021, the period following Bioventus Inc.’s initial public offering and related transactions. Refer to Note 8. Combined company earnings per share information for further details.

See Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

Notes to the unaudited pro forma condensed combined financial information
(Amounts in thousands, except unit, share, per unit and per share data)
1. Description of deconsolidation and merger
Bioventus Inc. (together with its subsidiaries, “Bioventus” or the “Company”) was formed as a Delaware corporation for the purpose of facilitating an initial public offering (“IPO”) and other related transactions in order to carry on the business of Bioventus LLC and its subsidiaries (“BV LLC”). Bioventus Inc. functions as a holding company with no direct operations, material assets or liabilities other than the equity interest in BV LLC.
The Company, through BV LLC, previously acquired 100% of the remaining shares of CartiHeal (2009) Ltd. (“CartiHeal) on July 12, 2022 from the prior securityholders of CartiHeal (collectively, the “Former Securityholders”). The Company and the Former Securityholders had previously entered into an Option and Equity Purchase Agreement, dated July 15, 2020, as amended by an Amendment to the Option and Equity Agreement dated June 17, 2022 (jointly, the “Option Agreement”). The Option Agreement permitted the Company to acquire CartiHeal (“CartiHeal Acquisition”) for an aggregate purchase price of approximately $315.0 million and an additional $135.0 million, to become payable after closing upon the achievement of a certain sales milestone (“Sales Milestone Consideration”).
The Company paid $100.0 million of the aggregate purchase price upon closing consisting of a $50.0 million deposit held in trust and $50.0 million from a financing arrangement. The Company also paid approximately $8.6 million of CartiHeal’s transaction-related fees and expenses and deferred $215.0 million (“Deferred Amount”) of the aggregate purchase price otherwise due at closing. The Deferred Amount was to be paid in five tranches commencing in 2023 and ending no later than 2027 as follows:
•$50.0 million due upon the earliest to occur: (i) the Company’s discretion; (ii) the publication in a peer-reviewed orthopedic journal of an article that presents the results of the pivotal clinical trial (“First Paper Milestone”); or (iii) July 1, 2023;
•$50.0 million due upon the earliest to occur: (i) the Company’s discretion; (ii) Implantation of Agili-C devices in 100 patients in the United States; or (iii) September 1, 2023;
•$25.0 million due upon the earliest to occur: (i) the Company’s discretion; (ii) the publication in a peer-reviewed orthopedic journal of an article that presents any new or additional clinical data subsequent to the First Paper Milestone with respect to Agili-C (“Second Paper Milestone”); or (iii) January 1, 2025;
•$25.0 million due upon the earliest to occur: (i) the Company’s discretion; (ii) the publication in a peer-reviewed orthopedic journal of an article that presents any new or additional clinical data subsequent to the Second Paper Milestone with respect to Agili-C; or (iii) January 1, 2026;
•$65.0 million due upon the earliest to occur: (i) the Company’s discretion; (ii) obtaining a U.S. Category 1 Current Procedural Terminology (CPT) code from Centers for Medicare and Medicaid Services (CMS) for Agili-C; or (iii) January 1, 2027.
The First Paper Milestone occurred on February 13, 2023, triggering an obligation of the Company to pay $50.0 million plus applicable interest. The Company, Elron Ventures Ltd. (“Elron” together with the Company, the “Parties”), as representative of the Former Securityholders, reached a settlement (“Settlement Agreement”) on February 27, 2023. Pursuant to the Settlement Agreement, Elron, on behalf of the Former Securityholders, has agreed to forbear from initiating any legal action or proceedings relating to non-payment of any obligations arising under the Option Agreement during a period of 30 calendar days (the “Interim Period”) in exchange for (i) a one-time non-refundable amount of $10.0 million and (ii) a one-time non-refundable payment of $0.2 million to Elron to be used in accordance with the expense fund provisions of the Option Agreement. As a result of the Settlement Agreement, the Company transferred 100% of its shares in CartiHeal to a trust for the benefit of the Former Securityholders, and deconsolidated CartiHeal (“CartiHeal Deconsolidation”).
Prior to the CartiHeal Acquisition, on July 15, 2022, the Company held a 10.03% equity ownership of CartiHeal’s fully diluted shares. This investment was accounted for based on the equity method of accounting. Net losses from equity method investments were historically included in other expense on the consolidated statement of operations and comprehensive income.
On October 29, 2021, the Company acquired 100% of the capital stock of Misonix, Inc. (“Misonix”) in a cash-and-stock transaction (the “Misonix Acquisition”) totaling $525.3 million. Misonix manufactures minimally invasive surgical ultrasonic medical devices used for precise bone sculpting, removal of soft and hard tumors and tissue debridement, primarily in the areas of neurosurgery, orthopedic surgery, plastic surgery, wound care and maxillo-facial surgery. Misonix also exclusively distributes skin allografts and wound care products used to support healing of wounds. Misonix became a wholly-owned subsidiary of the Company upon acquisition; therefore, Misonix financial information was fully consolidated into the Company’s audited financial statements as of and for the year-ended December 31, 2021.

2. Basis of presentation
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11. The unaudited condensed combined pro forma balance sheet and statements of operations reflect transaction accounting adjustments irrespective of whether or not such adjustments are deemed to be recurring.
In accordance with Accounting Standards Codification (“ASC”) 810, Consolidation, the Company concluded that upon execution of the Settlement Agreement, the Company ceased to control CartiHeal for accounting purposes, and therefore, has deconsolidated CartiHeal (the “Deconsolidation”, or “Disposal”) effective February 27, 2023. The Company also concluded that this disposal will be treated as a discontinued operation under ASC 205-20, Discontinued Operations. The loss upon disposal of $88.5 million will be recorded within loss from discontinued operations.
With respect to the Misonix acquisition, the unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations, with the Company as the accounting acquirer of Misonix. Under the acquisition method of accounting, the Misonix identifiable assets acquired, and liabilities assumed are recognized and measured as of the acquisition date at fair value, defined in ASC 820, Fair Value Measurement, and added to those of the Company. Under ASC 805, acquisition-related transaction costs (such as advisory, legal, valuation, other professional fees) are included in the unaudited pro forma condensed combined statement of operations. Such costs will be expensed in the consolidated statement of operations in the period incurred.
ASC 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers unrelated to the company in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, the Company may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect the intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that others, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.
The pro forma adjustments represent the Company’s best estimates and are based upon currently available information and certain assumptions that the Company’s management believes are reasonable under the circumstances.
The unaudited pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations would have been had the Misonix acquisition or the CartiHeal deconsolidation been completed on the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.
There were no material transactions between Bioventus, CartiHeal, and Misonix during the periods presented in the unaudited pro forma condensed combined financial information, other than the previously mentioned equity investment activity between the Company and CartiHeal.
3. Accounting policies and reclassification adjustments
The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in the Company’s consolidated financial statements as of and for the year ended December 31, 2021. Based on Bioventus management’s assessment to date and Misonix are similar in all material respects to Bioventus’ accounting policies.
Under the acquisition method of accounting, the identifiable assets acquired, and liabilities assumed of Misonix were recognized and measured as of the acquisition date at fair value and added to those of the Company.
The Company utilized Misonix audited financial statements, quarterly financial information and other financial data to prepare the pro forma financial statements for the twelve months ended December 31, 2021. In addition, certain reclassifications have been made to amounts in the historical consolidated financial information of Misonix to conform to the Company’s financial statement presentation. The reclassification adjustments presented in the unaudited pro forma financial information relate to: (1) aggregating financial statement line items; (2) reclassifying Misonix’s wound shipping expenses within selling expenses to cost of sales; and (3) reclassifying certain Misonix depreciation and amortization from selling expense and research and development expense to depreciation and amortization.

4. Purchase price allocation
On October 29, 2021, the Company acquired 100% of the capital stock of Misonix in a cash-and-stock transaction. The fair value of the Misonix merger consideration is as follows:

	Common Shares	Price per Share	Amount
Cash			$182,988
Bioventus Class A Common shares	18,340,790	$14.97	274,562
Value of Misonix Options settled in Bioventus options			27,636
Merger consideration			485,186
Other cash considerations			40,130
Total Misonix consideration			$525,316
The fair value of the consideration for the Misonix Acquisition is comprised of the following:

Fair value of consideration	$525,316
Assets acquired and liabilities assumed:
Cash and cash equivalents	7,126
Accounts receivable	13,301
Inventory	23,428
Prepaid and other current assets	419
Property and equipment	10,280
Intangible assets	486,500
Operating lease assets	1,049
Deferred tax assets	6,448
Other assets	77
Accounts payable and accrued liabilities	(16,888)
Other current liabilities	(589)
Deferred tax liability	(94,012)
Other long-term liabilities	(1,351)
Net assets acquired	$435,788
Resulting goodwill(1)	$89,528
(1)Goodwill represents the excess of merger consideration over the fair value of the underlying net assets acquired. In accordance with ASC 350, Goodwill and Other Intangible Assets, goodwill will not be amortized but rather subject to an annual impairment test, absent any indicators of impairment. Goodwill is attributable to planned growth in new markets and synergies expected to be achieved from the combined operations of the Company and Misonix Acquisition. Goodwill recorded as a result of the Misonix is not deductible for tax purposes.
5. Deconsolidation and acquisition adjustments
The deconsolidation of CartiHeal assets and liabilities represents their respective ending balances as of October 1, 2022. Further explanations to disposition amounts are provided for those items with notations.
(a)Adjustment to cash is represented by the following:

Cash on hand(1)	$(2,899)
Non-refundable fees paid by the Company(2)	(10,150)
$(13,049)
(1)Cash held by CartiHeal as of October 1, 2022.
(2)Non-refundable fees of $10.0 million and $0.2 million paid to Elron on behalf of the Former Securityholders in accordance with the Settlement Agreement on February 27, 2023.

(b)The goodwill adjustment represents goodwill allocated to CartiHeal based on the relative fair value of CartiHeal within the International reporting unit. Note that the goodwill associated with the U.S. business segment was fully impaired during the nine months ended October 1, 2022.
(c)Adjustments to remove the fair value of the deferred payment obligations owed by the Company to acquire CartiHeal.
(d)Adjustment to remove the fair value of the contingent obligations resulting from the Sales Milestone Consideration.
(e)Represents the Company’s share of the total loss on disposal resulting from the CartiHeal Deconsolidation. Refer to Note 7. Noncontrolling interest adjustments for further information.
(f)Adjustments related to Misonix historical income statement comprised of the following:

Cost of Sales	Pro forma Twelve Months Ended December 31, 2021
Remove historical intangible assets amortization	$(1,344)
Add full year Misonix intangible assets amortization expense due to fair value adjustment(1)	6,675
Remove pre-acquisition stock-based compensation expense for accelerated vesting triggered by the acquisition	(58)
Reclass shipping costs from selling, general and administrative expense in order to conform with Bioventus’ presentation methodology	3,590
Total adjustments to historical Misonix cost of sales	$8,863

Selling, general and administrative	Pro forma Twelve Months Ended December 31, 2021
Remove historical intangible assets amortization	$(1,242)
Add full year Misonix intangible assets amortization expense due to fair value adjustment(1)	8,067
Remove Misonix pre-acquisition stock-based compensation expense for accelerated vesting triggered by the acquisition	(11,339)
Reclassifications of Misonix historical financial information to conform with Bioventus’ presentation:
Reclass shipping costs to cost of sales	(3,586)
Reclass depreciation to depreciation and amortization	(2,641)
Reclass selling expense to selling, general and administrative expense	42,901
Reclass general and administrative expense to selling, general and administrative expense	33,916
Total adjustments to historical Misonix selling, general and administrative expense	$66,076

Research and development	Pro forma Twelve Months Ended December 31, 2021
Remove Misonix pre-acquisition stock-based compensation expense for accelerated vesting triggered by the acquisition	$(547)
Remove historical intangible assets amortization	(123)
Reclass to selling, general and administrative expense in order to conform with Bioventus’ presentation methodology	(18)
Total adjustments to historical Misonix research and development expense	$(688)

Depreciation and amortization	Pro forma Twelve Months Ended December 31, 2021
Reclass from selling, general and administrative expense in order to conform with Bioventus’ presentation methodology	$2,656
Remove historical intangible assets amortization	(132)
Add fully year Misonix intangible assets amortization expense due to fair value adjustment(1)	792
Total adjustments to depreciation and amortization	$3,316

(1)Adjustment for Misonix acquired intangible assets, consisting of intellectual property and customer relationships at their fair values, amortized over useful lives of 15-20 years and 12 years, respectively. The estimated fair value was determined using an income approach, a valuation technique that estimates the fair value of an asset based on market participant expectations of the cash flows that an asset would generate over its remaining useful life. The determination of the useful life was based upon consideration of market participant assumptions and transaction specific factors.
(g)Tax expense was adjusted to record the income tax impacts of the transactions using an estimated statutory tax rate. This rate does not reflect the combined company’s effective tax rate, which includes other items and may be significantly different than the rates assumed for purposes of preparing these statements.
(h)Adjustments to remove activity recorded by the Company in its consolidated condensed statements of operations from the date of the CartiHeal Acquisition through October 1, 2022.
(i)Adjustment to remove the gain from remeasuring the Company’s equity method investment within CartiHeal, net of equity losses as of October 1, 2022.

Gain resulting from remeasurement of equity method investment at fair value	$23,709
Removal of equity losses for the nine months ended October 1, 2022	(1,003)
Pro forma other income resulting from CartiHeal Acquisition	$22,706
(j)Adjustment to reflect the Company’s equity investment losses in CartiHeal for the year ended December 31, 2021.
(k)The Company owed interest on each tranche of the Deferred Amount at a rate of 8.0% annually, until such tranche was paid. The Settlement Agreement removed the Deferred Amount obligation, and this adjustment removes the interest expense recorded related to such obligation.
6. Financing adjustments
On December 6, 2019, the Company entered into a $250.0 million credit and guaranty agreement (“2019 Credit Agreement”) with Wells Fargo Bank National Association (“Wells”), as well as a syndicate of other banks (“Lenders”), which was comprised of a $200.0 million term loan (“Original Term Loan”) and a $50.0 million revolving facility (the “Revolver”). During 2021, in connection with the Misonix Acquisition, the Company amended the 2019 Credit Agreement (as amended the “First Amended 2019 Credit Agreement”). The Company prepaid $80.0 million on the Original Term Loan in conjunction with the Misonix Acquisition on October 29, 2021. The First Amended 2019 Credit Agreement, subsequent to the prepayment, consisted of a $360.8 million term loan (“Term Loan”) and the Revolver.
On July 11, 2022, the Company amended the First Amended 2019 Credit Agreement (as amended, “the Second Amended 2019 Credit Agreement”) in order to consummate the CartiHeal Acquisition. Pursuant to the Second Amended 2019 Credit Agreement, an $80.0 million term loan facility (“Term Loan Facility”) was extended to the Company to be used for: (i) the financing of the CartiHeal Acquisition; (ii) the payment of related fees and expenses; and (iii) working capital needs and general corporate purposes of the Company, including without limitation for permitted acquisitions. The Company primarily used the proceeds to fund the CartiHeal Acquisition and to repay the outstanding balance on the Revolver. The Term Loan and Term Loan Facility (together, “Amended Term Loan”) will mature on October 29, 2026. The Company may elect either the secured overnight financial rate (“SOFR”) or base interest rate options for all borrowings as of July 12, 2022, which includes any outstanding balances under the Term Loan, Term Loan Facility and the Revolver. Initial SOFR loans and base rate loans had a margin of 3.25% and 2.25%, respectively, subsequent to July 12, 2022.
Adjustments to interest expense as a result of the second amendment to the 2019 Credit Agreement and the Deconsolidation of CartiHeal are as follows:

	Nine Months Ended October 1, 2022	Year Ended December 31, 2021
Eliminate historical Bioventus interest expense and amortization of the discount and certain deferred financing fees on long-term debt	$(11,244)	$(5,642)
Eliminate historical Misonix interest expense on long-term debt	—	(2,878)
Interest expense on long-term debt pursuant to the Second Amended Credit Agreement	15,933	21,269
Amortization of discount and certain deferred financing fees(1)	669	892
	$5,358	$13,641
(1)Represents the original issue discount (OID) as well as certain fees paid to third parties for their services in arranging and structuring the financing. The OID and deferred financing fees are amortized using the straight line method which approximates the effective interest method.

7. Noncontrolling interest adjustments
The following table summarizes the ownership interest of BV LLC as of October 1, 2022 and December 31, 2021 utilized in calculating the noncontrolling interest adjustments (number of units in thousands):

	October 1, 2022		December 31, 2021
	LLC Interests	Ownership %	LLC Interests	Ownership %
Number of LLC Interests owned
Bioventus Inc.	61,778	79.6%	59,548	79.0%
Continuing LLC Owner	15,787	20.4%	15,787	21.0%
Total	77,565	100.0%	75,335	100.0%
Adjustments made to noncontrolling interest (“NCI”) within the unaudited pro forma condensed combined statement of operations for both periods was computed as follows:

	Nine Months Ended October 1, 2022			Year Ended December 31, 2021
	Net Income (Loss)	NCI %	NCI $	Net Income (Loss)	NCI %	NCI $
Historical loss attributable to noncontrolling interests			$41,744			$9,789
Accounting transaction adjustments impact on net (loss) income:
Misonix transaction				$(562)	21.0%	118
CartiHeal deconsolidation	$(5,430)	20.4%	1,108	1,438	21.0%	(302)
Financing transaction	(4,013)	20.4%	819	(10,217)	21.0%	2,146
Total loss resulting from adjustments attributable noncontrolling interests			1,927			1,962
Pro forma loss attributable to noncontrolling interest			$43,671			$11,751
8. Combined company earnings per share information
The following table sets forth the computation of basic and diluted pro forma loss per share of the combined company’s Class A common stock:

	Nine Months Ended October 1, 2022	February 16, 2021 through December 31, 2021
Numerator for basic and diluted earnings per share calculation:(1)
Pro forma net loss	$(177,961)	$(64,953)
Pro forma loss attributable to noncontrolling interest	43,671	11,751
Pro forma net loss attributable to the combined company	$(134,290)	$(53,202)

Denominator for basic and diluted earnings per share calculation:(1)
Weighted-average Bioventus’outstanding common stock - basic and diluted	61,208,941	60,179,720

Pro forma net loss per share - basic and diluted	$(2.19)	$(0.88)
(1)    Per share information for the year ended December 31, 2021 represents loss per share of Class A common stock and weighted-average shares of Class A common stock outstanding from February 16, 2021 through December 31, 2021, the period following Bioventus Inc.’s initial public offering and related transactions.
Shares of Bioventus Class B common stock do not share in the losses of the Company and are therefore not participating securities. As such, separate presentation of basic and diluted losses per share of Class B common stock under the two-class method has not been presented.

The potential shares of the Company’s common stock that were excluded from the computation of diluted net loss per share attributable to combined company common stockholders for the periods presented, because including them would have been anti-dilutive, are as follows:

	Nine Months Ended October 1, 2022	February 16, 2021 through December 31, 2021
LLC held by Continuing LLC Owner (1)	15,786,737	15,786,737
Stock options	9,396,023	9,105,082
RSUs	769,809	966,673
Universal shares of Class A common stock	—	30,056
Total	25,952,569	25,888,548
(1)Class A Shares reserved for future issuance upon redemption or exchange of LLC Interests by the Continuing LLC Owner.
9. Historical Misonix financial information
The following represents the Misonix historical financial information for the period January 1, 2021 through October 29, 2021, for illustrative purposes:

	Misonix
	Historical Financial Information for the Period January 1, 2021 through October 29, 2021
	Three Months Ended March 31, 2021	Three Months Ended June 30, 2021	July 1, 2021 to October 29, 2021	Historical Misonix
Net sales	$18,347	$19,685	$26,742	$64,774
Cost of sales (including depreciation and amortization)	5,403	5,610	7,953	18,966
Gross profit	12,944	14,075	18,789	45,808
Selling expense	10,891	11,803	20,207	42,901
General and administrative expense	3,631	4,553	25,732	33,916
Research and development expense	1,317	1,494	1,854	4,665
Operating loss	(2,895)	(3,775)	(29,004)	(35,674)
Interest expense	867	870	1,905	3,642
Other (income) expense	(5)	(304)	83	(226)
Other expense	862	566	1,988	3,416
Loss before income taxes	(3,757)	(4,341)	(30,992)	(39,090)
Income tax expense	—	132	—	132
Net loss	$(3,757)	$(4,473)	$(30,992)	$(39,222)